Exhibit 10.32

STEINER LEISURE LIMITED

SHARE OPTION AGREEMENT

This Agreement (this "Agreement") is made as of the ___ day of _______________, 20__, by and between Steiner Leisure Limited, a Bahamas international business company (the "Company"), and the undersigned employee ("Employee").

Pursuant to the Steiner Leisure Limited 2004 Equity Incentive Plan (the "Plan"), the Company hereby grants to Employee, as of ___[DATE]_____, options to purchase [NUMBER OF SHARES] of the Company's common shares, par value (U.S.) $.01 per share (the "Shares"), at $[PRICE] per share (the "Exercise Price") upon the following terms and conditions (the "Options"). Capitalized terms not otherwise defined herein shall have the same meaning as in the Plan. The Options are intended to be incentive stock options under the United States Internal Revenue Code of 1986, as amended (the "Code"); however, to the extent the Options do not qualify as incentive stock options, then they shall be treated as non-qualified share options under the Plan.

    Exercise of Options. The Options shall become exercisable upon the earliest to occur of the following: (i) in accordance with the following schedule: one-third (rounded down, if necessary, to the next whole number) shall become exercisable on [DATE]; one-third (rounded down, if necessary, to the next whole number) shall become exercisable on [DATE]; and one-third (rounded up, if necessary, to the next whole number) shall become exercisable on [DATE]; (ii) Employee's death and (iii) a Change in Control. The Options shall expire on [DATE].

    Transfer and Exercise. The Options are not transferable by Employee otherwise than as permitted under Section 422 of the Code or any successor provision thereto, and, during the Employee's lifetime, shall be exercisable only by the Employee. Options are only exercisable to the extent they have vested. Vested Options are exercisable by an Employee only while the Employee is in active employment with the Company or a Subsidiary or within thirty (30) days after termination of Employee's employment, with the following exceptions:

(i) Vested Options shall remain exercisable during a one-year period after Employee's death, where the Options are exercised by the estate of Employee or by any person who acquired such Options by bequest or inheritance.

(ii) Vested Options shall remain exercisable during a one-year period commencing on Employee's termination of employment on account of Disability.

(iii) Vested Options shall remain exercisable during a three (3) month period commencing on the termination of Employee's employment by Employee, or termination of Employee's employment by the Company or a Subsidiary other than for Cause.

(iv) In the event of the termination by the Company and/or, as the case may be, a Subsidiary of Employee's employment in violation of the terms of a written employment agreement, as to which the Employee and the Company and/or, as the case may be, a Subsidiary are parties (a "Violation Termination"), unless otherwise specified in such written employment agreement, all Options held by Employee which are not yet vested and exercisable shall become vested and exercisable, provided that the effective time of such Violation Termination is at least one (1) year after the date of grant of the Options.

3. Procedure for Exercise. The Options shall be exercisable by written notice in the form attached hereto as Exhibit A (the "Exercise Notice"). Such written notice shall be addressed to the Senior Vice President and Chief Financial Officer of the Company, signed by the Employee and delivered pursuant to Section 10, below. Options shall be deemed to be exercised upon delivery to the Company of such written notice, upon which the Company will issue and deliver to Employee the number of Shares as to which the options were exercised. Notwithstanding the foregoing, Options may not be exercised if the issuance of the Shares upon such exercise would constitute a violation of any applicable federal or state securities or other law or regulation or any requirement of the Nasdaq Stock Market, Inc. or other market or exchange upon which the Shares may then be traded or listed (collectively, the "Rules"). As a condition to the exercise of an Option, the Company may require Employee to make such representations or warranties to the Company as the Company may deem appropriate under the Rules.

4. Payment of Exercise Price. The Exercise Price for the number of shares for which Options are being exercised shall be paid on, or within ten (10) days after the date of exercise:

(i) in cash (by certified or bank cashier's check);

(ii) by tender to the Company of whole Shares then owned by the Employee having a Fair Market Value (as defined below) on the date of exercise at least equal to the Exercise Price, provided that, in the case of Shares acquired directly from the Company, such Shares have been held for at least six months;

(iii) a combination of the foregoing; or

(iv) on such other terms and conditions as the Compensation Committee of the Company (or, if such committee is not in existence, the Board of Directors of the Company; in either case, hereinafter, the "Committee") may approve.

For purposes of this Agreement, "Fair Market Value" means the mean of the high and low prices reported per Share as quoted on the Nasdaq National Market or the Nasdaq Small Cap Market.

5. Adjustments Upon Changes in Capitalization, Etc. In the event of any change in the outstanding Shares of the Company by reason of any share split, share dividend, recapitalization, merger, consolidation, combination or exchange of shares or other similar corporate change or in the event of any special distribution to the shareholders, the Committee shall make such equitable adjustments in the number of Shares and prices per Share applicable to the Options as the Committee determines are necessary and appropriate. Any such adjustment shall be conclusive and binding for all purposes of the Plan.

6. Tax Withholding. In order to enable the Company to meet any applicable federal, state or local withholding tax requirements arising as a result of the exercise of Options, Employee shall pay the Company the amount of tax to be withheld or may elect to satisfy such obligation by delivering to the Company other Shares owned by Employee prior to exercising the Options, or a payment consisting of a combination of cash and such Shares, or by having the Company withhold Shares that otherwise would be delivered to Employee pursuant to the exercise of the Options for which the tax is being withheld. Such an election shall be subject to the following: (i) the election shall be made in such manner as may be prescribed by the Committee and (ii) the election shall be made prior to the date to be used to determine the tax to be withheld and shall be irrevocable. The value of any Share to be delivered or withheld by the Company shall be the Fair Market Value on the date to be used to determine the amount of tax to be withheld.

7. Shares Subject to Plan. The Options are subject to all of the terms and conditions of the Plan, the terms of which are hereby expressly incorporated and made a part hereof. Any conflict between this Agreement and the Plan shall be controlled by, and settled in accordance with the terms of the Plan. Employee acknowledges that Employee has received, read and understood the provisions of the Plan and agrees to be bound by its terms and conditions.

8. Interpretation. Any dispute regarding the interpretation of this Agreement shall be submitted by Employee or by the Company forthwith to the Committee, which shall review such dispute at its next regular meeting. The resolution of such a dispute by the Committee shall be final and binding on the Company and on Employee.

9. Not a Contract of Employment. This Agreement shall not be deemed to constitute an employment contract between the Company and Employee or to be a consideration or an inducement for the employment of Employee.

10. Notices. Any notice required or permitted hereunder shall be given in writing and deemed delivered when (i) personally delivered, (ii) sent by facsimile transmission and a confirmation of the transmission is received by the sender, or (iii) three (3) days after being deposited for delivery with a recognized overnight courier, such as Federal Express, and addressed or sent, as the case may be, to the address or facsimile number set forth below or to such other address or facsimile number as such party may in writing designate.

11. Further Instruments. The parties agree to execute such further instruments and to take such further actions as may be reasonably necessary to carry out the purposes and intent of this Agreement.

12. Entire Agreement; Governing Law; Severability; etc. The Plan and Exercise Notice are incorporated herein by reference. This Agreement, the Plan and the Exercise Notice constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and Employee with respect to the subject matter hereof and thereof, and shall be interpreted in accordance with, and shall be governed by, the laws of The Bahamas, subject to any applicable United States federal or state securities laws. Should any provision of this Agreement be determined by a court of law to be illegal or unenforceable, the other provisions shall nevertheless remain effective and shall remain enforceable. This Agreement may be executed in two counterparts, each of which shall be deemed to be an original, and both of which, together, shall constitute the same agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the date first above written.

EMPLOYEE: STEINER LEISURE LIMITED

______________________________ By:

[NAME] Stephen Lazarus

Senior Vice President and

Chief Financial Officer

Address and Facsimile Number: Address and Facsimile Number:

c/o Steiner Management Services, LLC

770 South Dixie Hwy., Suite 200

Coral Gables, FL 33146

Facsimile:  (305) 358-7704

EXHIBIT A

EXERCISE NOTICE

Steiner Leisure Limited

c/o Steiner Management Services

770 South Dixie Hwy.

Suite 200

Coral Gables, Florida 33146

Attention: Senior Vice President and Chief Financial Officer

1. Exercise of Option. Effective as of the date indicated below, the undersigned ("Employee") hereby elects to exercise                 of the Employee's options to purchase common shares (the "Shares") of Steiner Leisure Limited (the "Company") under and pursuant to the Company's 2004 Equity Incentive Plan (the "Plan") and the Share Option Agreement by and between the Company and the Employee dated as of [DATE] Option Agreement").

2. Representations of Employee. Employee acknowledges that Employee has received, read and understood the Plan and the Option Agreement and agrees to abide by and be bound by their terms and conditions. References herein to this "Agreement" include this Exercise Notice and the Plan, and the Option Agreement, all of which are incorporated herein by reference as provided in Section 7, below.

3. Compliance with Securities Laws. Notwithstanding any other provisions of the Option Agreement to the contrary, Employee understands and acknowledges that the exercise of any rights to purchase Shares is expressly conditioned upon compliance with the Securities Act of 1933, as amended, all applicable state securities laws and all applicable requirements of the Nasdaq Stock Market, Inc. or other market or exchange on which the Shares may be traded or listed at the time of their exercise. Employee agrees to cooperate with the Company to ensure compliance with such laws and requirements.

4. Tax Consultation. Employee understands that Employee may suffer adverse tax consequences as a result of Employee's purchase or disposition of the Shares. Employee represents that Employee has consulted with any tax consultants Employee deems advisable in connection with the purchase or disposition of the Shares and that Employee is not relying on the Company for any tax advice.

5. Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company. This Agreement shall be binding upon Employee and his or her heirs, executors, administrators, successors and assigns.

6. Delivery of Payment. Employee herewith delivers (or, within ten (10) days after the date of exercise, will deliver) to the Company the full exercise price for the Shares. Employee hereby elects to pay the full exercise price (check the appropriate box):

☐	in cash or by check;
☐	by tender to the Company of Shares in accordance with Section 4(ii) of the Option Agreement;
☐	by a combination of the foregoing.

7. Entire Agreement; Governing Law; Severability; etc.. The Plan, and Option Agreement are incorporated herein by reference. This Exercise Notice, the Plan and the Option Agreement constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and Employee with respect to the subject matter hereof, and shall be interpreted in accordance with, and shall be governed by, the laws of The Bahamas, subject to any applicable United States federal or state securities laws. Should any provision of this Agreement be determined by a court of law to be illegal or unenforceable, the other provisions shall nevertheless remain effective and shall remain enforceable. This Exercise Notice may be executed in two counterparts, each of which shall be deemed to be an original, and both of which, together, shall constitute the same document.

Submitted by: Accepted by:

EMPLOYEE: STEINER LEISURE LIMITED

_________________________________ By: __________________________

[NAME] Stephen Lazarus

Senior Vice President and

Chief Financial Officer

Date: ____________________________________